Exhibit 99.1
Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500

Enterprise Reports Record Results for the Fourth Quarter
and Full Year 2011

Houston, Texas (Wednesday, February 1, 2012) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months and year ended December 31, 2011.  For 2011, Enterprise reported record net income of $2.1 billion; record earnings per unit of $2.38 per unit on a fully diluted basis; record gross operating margin of $3.9 billion; and record distributable cash flow of $3.7 billion, which included $1.0 billion of cash proceeds from sales of assets.

“Enterprise had another record year in 2011,” stated Michael A. Creel, president and CEO of Enterprise.  We benefited from production growth in the Rocky Mountains, Haynesville and Eagle Ford shale plays, and from increased demand for NGLs by the U.S. petrochemical industry and international customers.  Our integrated system handled record or near record volumes of liquids and natural gas, leading to another year of record financial performance.”

“We generated $3.7 billion of distributable cash flow and increased our cash distributions with respect to 2011 by 5.2 percent to $2.435 per unit.  In terms of consistent distribution growth, Enterprise has increased its cash distribution rate for the last 30 consecutive quarters, the longest period for any of the large cap partnerships, and in excess of 5 percent for each of the last seven years, including during the 2008/2009 financial crisis.  We accomplished this distribution growth over the past seven years while retaining over $3.0 billion in distributable cash flow to provide financial flexibility and reinvest in the partnership to support future distribution growth.  In 2011 alone, we retained approximately $1.7 billion of distributable cash flow to reinvest in our growth capital expenditures and reduce the need to issue additional equity.  This retained distributable cash flow included $1.0 billion of cash proceeds from the sales of non-core assets that were earning lower rates of return on capital.  We are reinvesting these proceeds in organic growth projects that should generate higher returns on capital and incremental distributable cash flow without growing our balance sheet,” said Creel.

“Enterprise has the flexibility to create additional value for our partners in part due to the way we manage our cash distribution coverage and the fact that our general partner no longer has any incentive distribution rights.  It is noteworthy that in 2011 we invested approximately $3.6 billion in growth capital expenditures and improved our credit ratios while only issuing $543 million of equity.  We believe this model results in a lower cost of equity capital, reduces equity dilution, and supports long-term distribution growth,” continued Creel.

“During the fourth quarter of 2011, we completed two large projects: our fifth NGL fractionator at Mont Belvieu, Texas in October 2011 and the $1.5 billion Haynesville Extension of our Acadian natural gas pipeline system in November 2011.  These projects began contributing new sources of gross operating margin and distributable cash flow in the fourth quarter of 2011 and we will see the full benefit of these assets in 2012,” continued Creel.

“Our commercial, engineering and operations teams are doing a great job in developing growth opportunities and executing on new projects to meet the needs of our energy producing and consuming customers.  We have approximately $6.5 billion of announced projects under construction that are scheduled to begin commercial operations from 2012 to 2014, of which we currently expect $3.5 billion will be spent in 2012.  Approximately 50 percent of this investment in 2012 will be related to our Eagle Ford shale projects, with the largest of those projects scheduled to begin operations in the second half of 2012,” stated Creel.

“Based on this level of capital investment and current business conditions, we do not currently anticipate a need to issue Enterprise equity in 2012 while still maintaining solid investment grade credit metrics.  We will use proceeds from the sale of Energy Transfer Equity, L.P. common units we own, retained distributable cash flow and borrowings.  Once our major Eagle Ford projects are completed and begin generating cash flow later this year, we will conduct our usual assessment of  business conditions, distribution coverage and forecasted capital expenditures, which may support an increase in our distribution growth rate that is still complementary with our debt ratings,” said Creel.

“Finally, we want to thank our debt and equity investors again for their support in 2011.  Our activities are creating U.S. jobs and building infrastructure to support the development of North American energy resources that will reduce our nation’s reliance on imports while building long-term value for our partners,” concluded Creel.

Fourth Quarter 2011 Highlights

•
Enterprise reported record gross operating margin of $1.1 billion, record adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $1.2 billion, record net income of $726 million and record earnings per unit of $0.82 per unit on a fully diluted basis.  This compares to gross operating margin of $829 million, Adjusted EBITDA of $803 million, net income of $289 million and earnings per unit of $0.33 on a fully diluted basis for the fourth quarter of 2010.  Adjusted EBITDA and net income for the fourth quarter of 2011 include $130 million, or $0.15 per unit on a fully diluted basis, of gains from sales of assets.

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
($ in millions, except per unit amounts)
Gross operating margin	$1,101	$829	$3,872	$3,253
Operating income	$909	$505	$2,859	$2,147
Net income (1)	$726	$289	$2,088	$1,384
Fully diluted earnings per unit (1)(2)	$0.82	$0.33	$2.38	$1.15
Adjusted EBITDA	$1,198	$803	$3,960	$3,256
Distributable cash flow	$1,409	$571	$3,737	$2,256

(1) Net income for the three months and year ended December 31, 2011 includes gains from asset sales of $130 million, or $0.15 per unit on a fully diluted basis, and $156 million, or $0.18 per unit on a fully diluted basis, respectively.

(2) Earnings per unit amounts for the three months and year ended December 31, 2010 have been adjusted as described under “Basis of Financial Statement Presentation” later in this press release.

•
Enterprise increased its cash distribution with respect to the fourth quarter of 2011 to $0.62 per unit, or $2.48 per unit on an annualized basis, which represents a 5.1 percent increase from the distribution rate paid with respect to the fourth quarter of 2010.  This is the 30th consecutive quarterly increase and the 39th increase since the partnership’s initial public offering in 1998.  The distribution with respect to the fourth quarter of 2011 will be paid on February 9, 2012 to unitholders of record as of the close of business on January 31, 2012;

•
Enterprise reported record distributable cash flow of $1.4 billion for the fourth quarter of 2011, which provided 2.7 times coverage of the $0.62 per unit cash distribution that will be paid to common unitholders.  Enterprise retained approximately $879 million of distributable cash flow for the fourth quarter of 2011.  Distributable cash flow for the fourth quarter of 2011 included $593 million of net proceeds from sales of assets including Enterprise’s natural gas storage business in Mississippi and 1.1 million common units of Energy Transfer Equity, L.P. (“Energy Transfer,” NYSE: ETE).  Excluding proceeds from sales of assets, distributable cash flow for the fourth quarter of 2011 was a record $816 million and provided 1.5 times coverage of the cash distribution declared with respect to the quarter;

•
Enterprise’s NGL, crude oil, refined products and petrochemical pipeline volumes for the fourth quarter of 2011 were 4.0 million barrels per day (“BPD”), which were 8 percent less than volumes in the fourth quarter of 2010.  Total natural gas pipeline volumes increased 13 percent to a record 14.2 trillion British thermal units per day (“TBtud”) for the fourth quarter of 2011.  NGL fractionation volumes for the fourth quarter of 2011 increased 17 percent to a record 617 thousand barrels per day (“MBPD”).  Equity NGL production for the fourth quarter of 2011 decreased 4 percent to 112 MBPD, while fee-

based natural gas processing volumes for the fourth quarter of 2011 increased 22 percent to a record 4.1 billion cubic feet per day (“Bcfd”);

•	Enterprise made capital investments of approximately $1.1 billion during the fourth quarter of 2011, including $79 million of sustaining capital expenditures; and

•
Enterprise had consolidated liquidity (defined as unrestricted cash on hand and available borrowing capacity under its revolving credit facility) at December 31, 2011 of approximately $3.4 billion.  Our consolidated liquidity at December 31, 2011 does not include the $825 million of proceeds that Enterprise received from the sale of approximately 22.8 million Energy Transfer common units on January 18, 2012.

Review of Fourth Quarter 2011 Results

Net income for the fourth quarter of 2011 was a record $726 million versus $289 million for the fourth quarter of 2010.  Net income attributable to partners for the fourth quarter of 2011 was $0.82 per unit on a fully diluted basis compared to $0.33 per unit on a fully diluted basis for the fourth quarter of 2010.  Net income for the fourth quarter of 2011 includes $130 million, or $0.15 per unit on a fully diluted basis, of gains from sales of assets.

On January 17, 2012, the Board of Directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate with respect to the fourth quarter of 2011 to $0.62 per unit, representing a 5.1 percent increase over the $0.59 per unit rate that was paid with respect to the fourth quarter of 2010.  Enterprise generated record distributable cash flow of $1.4 billion for the fourth quarter of 2011 compared to $571 million for the fourth quarter of 2010.  Distributable cash flow for the fourth quarter of 2011 included $593 million of net proceeds from sales of assets including Enterprise’s natural gas storage business in Mississippi and approximately 1.1 million common units of Energy Transfer.

Enterprise’s distributable cash flow for the fourth quarter of 2011 provided 2.7 times coverage of the cash distributions that will be paid on February 9, 2012 to unitholders of record on January 31, 2012.  Excluding proceeds from the sale of assets, distributable cash flow for the fourth quarter of 2011 was a record $816 million and provided 1.5 times coverage of the cash distributions declared with respect to the quarter.  The partnership retained approximately $879 million of distributable cash flow for the fourth quarter of 2011, which is available to reinvest in growth capital projects, reduce debt, and decrease the need to issue additional equity.  For 2011, Enterprise generated approximately $3.7 billion of distributable cash flow, which included $1.0 billion of cash proceeds from sales of assets, and retained $1.7 billion of distributable cash flow.  Distributable cash flow is a non-generally accepted accounting principle (“non-

GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable U.S. GAAP financial measure, net cash flows provided by operating activities.

Certain of Enterprise’s revenues and operating costs and expenses can fluctuate significantly based on the prices of natural gas, NGLs and crude oil without necessarily affecting gross operating margin and operating income to the same degree.  Revenues for the fourth quarter of 2011 increased to $11.6 billion from $9.6 billion in the same quarter of 2010 primarily attributable to higher commodity prices and volumes.  Operating income was a record $909 million for the fourth quarter of 2011 versus $505 million for the same quarter of 2010.  Adjusted EBITDA for the fourth quarter of 2011 was a record $1.2 billion compared to $803 million for the fourth quarter of 2010.  Operating income and Adjusted EBITDA for the fourth quarter of 2011 included $130 million of gains from sales of assets.

Review of Segment Performance for the Fourth Quarter of 2011

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was a record $635 million for the fourth quarter of 2011, a 39 percent increase compared to $457 million for the same quarter of 2010.

Enterprise’s natural gas processing and related NGL marketing business generated record gross operating margin of $396 million for the fourth quarter of 2011 compared to $239 million for the fourth quarter of 2010.  This $157 million increase was largely due to an increase in NGL sales margins and natural gas processing margins.  Our processing plants in the Rocky Mountains and South Texas also benefitted from an increase in fee-based natural gas processing volumes.  Enterprise reported a 22 percent increase in fee-based processing volumes to a record 4.1 Bcfd for the fourth quarter of 2011 compared to 3.3 Bcfd for the fourth quarter of 2010.  Equity NGL production (the NGLs that Enterprise earns title to as a result of providing processing services) was 112 MBPD for the fourth quarter of 2011 compared to 117 MBPD for the fourth quarter of 2010.

Gross operating margin from the partnership’s NGL pipelines and storage business was $170 million for the fourth quarter of 2011 compared to $180 million for the fourth quarter of 2010.  The Mid-America and Seminole pipeline systems reported a $16 million increase in gross operating margin largely due to an increase in system-wide tariffs that became effective in July 2011.  This favorable variance was more than offset by the effects of (1) a decrease in NGL volumes being transported to fractionators in Louisiana as a result of the start-up of Enterprise’s fifth NGL fractionator at Mont Belvieu, Texas in October 2011; (2) a decrease in NGL volumes on the Tri-States pipeline due to unscheduled maintenance at a major production platform in the Gulf of Mexico; (3) a decrease in propane volumes on the Dixie pipeline due to warmer weather; and (4) higher pipeline integrity expense on certain pipelines.  This business reported total NGL pipeline volumes of 2.3 million BPD in the fourth quarter of 2011, a 247,000 BPD decrease from the fourth quarter of 2010.

Enterprise’s NGL fractionation business reported record gross operating margin of $69 million for the fourth quarter of 2011 compared to $38 million reported for the same quarter of 2010.  Our Mont Belvieu fractionators accounted for $23 million of this increase in gross operating margin largely due to higher volumes and revenues associated with the additions of capacity associated with our fourth NGL fractionator that began operations in November 2010 and our fifth NGL fractionator that went into service in October 2011.  Enterprise’s Norco, Hobbs and South Texas fractionators also reported increases in gross operating margin.  Fractionation volumes for the fourth quarter of 2011 increased 17 percent to a record 617 MBPD compared to 526 MBPD in the fourth quarter of 2010.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines & Services segment reported a $63 million, or 46 percent, increase in gross operating margin for the fourth quarter of 2011 to a record $199 million from $136 million for the fourth quarter of 2010.  The Acadian Gas system reported a $30 million increase in gross operating margin as a result of its Haynesville Extension pipeline going into service on November 1, 2011.  Gross operating margin from the Texas Intrastate system increased $24 million from the fourth quarter of 2010 on an 8 percent increase in pipeline volumes, including growing production from the Eagle Ford Shale.  Gross operating margin from natural gas marketing activities increased $21 million primarily due to higher physical sales volumes and margins.  Enterprise had a $10 million decrease in gross operating margin from our Mississippi natural gas storage facilities, which were sold on December 1, 2011.  Total onshore natural gas pipeline volumes increased 1.7 TBtud, or 14 percent, to a record 13.2 TBtud for the fourth quarter of 2011.

Onshore Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Onshore Crude Oil Pipelines & Services segment increased to $67 million for the fourth quarter of 2011 from $26 million for the fourth quarter of 2010.  All of Enterprise’s major onshore crude oil pipelines, storage assets and marketing activities reported increases in gross operating margin for the fourth quarter of 2011 on higher volumes and sales margins with the exception of the Seaway pipeline, which was essentially the same as the fourth quarter of 2010.  Total onshore crude oil pipeline volumes increased to 680 MBPD for the fourth quarter of 2011 compared to 645 MBPD for the fourth quarter of 2010.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $60 million for the fourth quarter of 2011 compared to $66 million for the same quarter of 2010.

The Independence Hub platform and Trail pipeline reported aggregate gross operating margin of $34 million for the fourth quarter of 2011 compared to $36 million for the fourth quarter of 2010.  Natural gas volumes on the Independence system were 429 billion British thermal units per day (“BBtud”) for the fourth quarter of 2011 compared to 468 BBtud reported for the fourth quarter of 2010.  Gross operating margin from Enterprise’s other offshore natural gas pipelines increased by approximately $4 million primarily due to the expansion of the Anaconda natural gas pipeline system that was completed during the third quarter of 2011.  Total offshore natural gas pipeline volumes (including those for Independence Trail) were 1.1 TBtud for each of the fourth quarters of 2011 and 2010.  Enterprise’s other offshore platforms reported a $3 million decrease in gross operating margin for the fourth quarter of 2011 compared to the fourth quarter of 2010.

Gross operating margin from Enterprise’s offshore crude oil pipeline business was $20 million for the fourth quarter of 2011 compared to $25 million for the fourth quarter of 2010.  Offshore crude oil pipeline volumes were lower in the fourth quarter of 2011 primarily due to maintenance at certain upstream third party platforms and producing wells.  Total offshore crude oil pipeline volumes were 282 MBPD in the fourth quarter of 2011 versus 304 MBPD in the same quarter of 2010.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $137 million in the fourth quarter of 2011 compared to $140 million in the fourth quarter of 2010.

The partnership’s propylene business reported gross operating margin of $44 million for the fourth quarter of 2011 compared to $49 million in the fourth quarter of 2010 primarily due to lower sales margins and pipeline volumes.  Propylene fractionation volumes were 75 MBPD in the fourth quarter of 2011 compared to 74 MBPD for the same quarter of 2010.  Related propylene pipeline volumes were 95 MBPD during the fourth quarter of 2011 compared to 113 MBPD in the fourth quarter of 2010.

Enterprise’s butane isomerization business reported an increase in gross operating margin to $32 million in the fourth quarter of 2011 from $21 million in the fourth quarter of 2010 due to an increase in isomerization volumes and higher revenues from the sales of by-products.  Butane isomerization volumes during the fourth quarter of 2011 were a record 106 MBPD compared to 87 MBPD in the fourth quarter of 2010.

Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business increased to $27 million for the fourth quarter of 2011 from $11 million for the fourth quarter of 2010 largely due to higher margins from octane additive sales as well as a full quarter of earnings from the partnership’s high-purity isobutylene plant that was acquired in November 2010.

Enterprise’s refined products pipelines and related services business reported gross operating margin of $17 million for the fourth quarter of 2011 compared to $40 million for the fourth quarter of 2010.

This $23 million decrease in gross operating margin was largely due to higher operating expenses and a 125 MBPD decrease in refined products volumes being transported from the Gulf Coast to the Midwest.  Pipeline volumes for this business were 614 MBPD for the fourth quarter of 2011 compared to 726 MBPD for the fourth quarter of 2010.

Enterprise’s marine transportation and other service businesses reported gross operating margin of $17 million for the fourth quarter of 2011 compared to $19 million for the fourth quarter of 2010.

Review of Other Items for the Fourth Quarter of 2011

General and administrative costs for the fourth quarter of 2011 decreased to $44 million from $54 million in the fourth quarter of 2010.  General and administrative costs for the fourth quarter of 2010 included approximately $11 million of transaction expenses related to our merger with Enterprise GP Holdings L.P. (“Holdings”), which was completed on November 22, 2010.

Interest expense for the fourth quarter of 2011 was $183 million compared to $213 million for the fourth quarter of 2010.  The fourth quarter of 2010 included $31 million of charges related to the merger with Holdings including charges for Holdings’ interest rate swaps and the write-off of Holdings’ unamortized debt issuance costs.

Capitalization

Total debt principal outstanding at December 31, 2011 was approximately $14.5 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At December 31, 2011, Enterprise had consolidated liquidity (defined as unrestricted cash on hand and available borrowing capacity under our revolving credit facility) of approximately $3.4 billion.  As noted previously, our consolidated liquidity at December 31, 2011 does not include the $825 million of proceeds that Enterprise received from the sale of approximately 22.8 million Energy Transfer units on January 18, 2012.

Total capital spending in the fourth quarter of 2011, net of contributions in aid of construction costs, was approximately $1.1 billion, which includes $79 million of sustaining capital expenditures.  Sustaining capital expenditures for 2011 were $296 million.  We currently expect sustaining capital expenditures for 2012 will be approximately $300 to $325 million.

Conference Call to Discuss Fourth Quarter 2011 Earnings

Today, Enterprise will host a conference call to discuss fourth quarter 2011 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the company’s website at www.enterpriseproducts.com.

Basis of Financial Statement Presentation

Results presented for the three months and year ended December 31, 2010 reflect the merger of Holdings with a wholly-owned subsidiary of Enterprise, which was completed on November 22, 2010 (the “Holdings Merger”).  Holdings is the surviving consolidated entity for accounting purposes, and as a result, Enterprise’s consolidated financial and operating results prior to the Holdings Merger have been presented as if Enterprise were Holdings from an accounting perspective.  Enterprise is the surviving consolidated entity for legal and reporting purposes.  The primary differences between Holdings’ and Enterprise’s consolidated results of operations were: (i) general and administrative costs incurred by Holdings and our former general partner; (ii) equity in income of Holdings’ noncontrolling ownership interests in Energy Transfer; and (iii) interest expense associated with Holdings’ debt.

For periods prior to November 22, 2010, the consolidated net income attributable to Enterprise’s limited partner interests that were owned by parties other than Holdings is presented as a component of net income attributable to noncontrolling interest. Furthermore, Enterprise’s earnings per unit amounts for periods prior to November 22, 2010 are based on net income attributable to the former owners of Holdings divided by the applicable weighted-average number of Holdings’ units outstanding for the period multiplied by the merger exchange ratio of 1.5 Enterprise common units for each Holdings unit.  Following the Holdings Merger, earnings per unit is determined by dividing net income attributable to Enterprise by the applicable weighted-average number of Enterprise limited partner units outstanding for the period.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expenses; (2) non-cash asset impairment charges; (3) operating lease expenses for which we do not have the payment obligation; (4) gains and losses from asset sales and related transactions; and (5) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

We include equity earnings from unconsolidated affiliates in our measurement of segment gross operating margin.  Our equity investments with industry partners are a part of our long-term business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a standalone basis.  Many of these businesses perform supporting or complementary roles to our other business operations.

Distributable cash flow.  We define distributable cash flow as net income or loss attributable to partners adjusted for: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of operating lease expenses for which we do not have the payment obligation; (3) the addition of cash distributions received from unconsolidated affiliates less equity earnings from unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations; (5) the addition of losses or subtraction of gains from asset sales and related transactions; (6) the addition of cash proceeds from asset sales or related transactions; (7) the return of an investment in an unconsolidated affiliate or related transactions (if any); (8) the addition of losses or subtraction of gains on the monetization of derivative instruments recorded in accumulated other comprehensive income (loss); (9) the addition of net income attributable to the noncontrolling interest associated with the former public unitholders of Duncan Energy Partners L.P. (“Duncan”), less related cash distributions paid to such unitholders; and (10) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Adjusted EBITDA.  We define Adjusted EBITDA as net income or loss minus equity earnings from unconsolidated affiliates; plus distributions received from unconsolidated affiliates, interest expense, provision for income taxes and depreciation, amortization and accretion expense.  Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  The partnership’s assets include approximately 50,600 miles of onshore and offshore pipelines; 190 million barrels of storage capacity for NGLs, petrochemical, refined products and crude oil; and 14 billion cubic feet of natural gas storage capacity.  Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage, and import and export terminaling; crude oil and refined products transportation, storage and terminaling; offshore production platform services; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.   For additional information, visit www.enterpriseproducts.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812,
     Rick Rainey, Director, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.				Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	Three Months Ended December 31,			Year Ended December 31,
	2011	2010		2011	2010
Revenues	$11,585.7		$9,583.6	$44,313.0		$33,739.3
Costs and expenses:
Operating costs and expenses	10,643.5		9,043.1	41,318.5		31,449.3
General and administrative costs	43.5		53.9	181.8		204.8
Total costs and expenses	10,687.0		9,097.0	41,500.3		31,654.1
Equity in income of unconsolidated affiliates	10.5		18.8	46.4		62.0
Operating income	909.2		505.4	2,859.1		2,147.2
Other income (expense):
Interest expense	(183.0)		(212.8)	(744.1)		(741.9)
Other, net	0.7		2.7	0.5		4.5
Total other expense	(182.3)		(210.1)	(743.6)		(737.4)
Income before provision for income taxes	726.9		295.3	2,115.5		1,409.8
Provision for income taxes	(1.1)		(6.0)	(27.2)		(26.1)
Net income	725.8		289.3	2,088.3		1,383.7
Net income attributable to noncontrolling interests:
Net income attributable to noncontrolling interests – Enterprise (1)	--		(113.0)	--		(1,000.3)
Net income attributable to noncontrolling interests – Duncan (2)	--		(10.3)	(20.9)		(37.1)
Net income attributable to noncontrolling interests – other	(4.7)		(6.2)	(20.5)		(25.5)
Total net income attributable to noncontrolling interests	(4.7)		(129.5)	(41.4)		(1,062.9)
Net income attributable to partners	$721.1		$159.8	$2,046.9		$320.8

Net income allocated to:
Limited partners	$721.1		$159.8	$2,046.9		$320.8
General partner	$--	$	*	$--	$	*
Per unit data (fully diluted):
Earnings per unit	$0.82		$0.33	$2.38		$1.15
Average limited partner units outstanding (in millions)	879.0		485.2	859.9		278.5
Other financial data:
Net cash flows provided by operating activities	$1,102.3		$856.2	$3,330.5		$2,300.0
Cash used in investing activities	$439.0		$750.1	$2,777.6		$3,251.6
Cash provided by (used in) financing activities	$(672.6)		$(83.9)	$(598.6)		$961.1
Distributable cash flow	$1,409.4		$571.2	$3,736.5		$2,256.4
Adjusted EBITDA	$1,197.7		$802.7	$3,960.1		$3,256.1
Depreciation, amortization and accretion	$267.8		$276.0	$1,007.0		$985.1
Distributions received from unconsolidated affiliates	$33.9		$45.9	$156.4		$191.9
Total debt principal outstanding at end of period	$14,482.7		$13,526.5	$14,482.7		$13,526.5
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$1,062.7		$610.9	$3,842.6		$2,002.1
Cash used for business combinations, net of cash received	15.0		80.9	15.0		1,313.9
Investments in unconsolidated affiliates	18.1		1.7	30.0		8.0
Other investing activities	--		--	7.4		--
Total capital spending	$1,095.8		$693.5	$3,895.0		$3,324.0

(1)   Represents consolidated net income attributable to Enterprise’s limited partner interests that were owned by parties other than Holdings prior to completion of the Holdings Merger on November 22, 2010. See “Basis of Presentation” discussion in the accompanying press release.
(2)   Represents consolidated net income attributable to Duncan Energy Partners’ limited partner interests that were owned by parties other than Enterprise prior to completion of the Duncan Merger on September 7, 2011.
            * Amount is negligible.

Enterprise Products Partners L.P.			Exhibit B
Condensed Operating Data – UNAUDITED
($ in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Gross operating margin by segment:
NGL Pipelines & Services	$634.5	$457.1	$2,184.2	$1,732.6
Onshore Natural Gas Pipelines & Services	199.0	135.9	675.3	527.2
Onshore Crude Oil Pipelines & Services	67.0	26.1	234.0	113.7
Offshore Pipelines & Services	59.6	65.6	228.2	297.8
Petrochemical & Refined Products Services	137.4	140.2	535.2	584.5
Other Investments	3.5	4.2	14.8	(2.8)
Total gross operating margin	1,101.0	829.1	3,871.7	3,253.0
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Amounts included in operating costs and expenses:
Depreciation, amortization and accretion	(256.3)	(261.8)	(958.7)	(936.3)
Non-cash asset impairment charges	(22.6)	(6.9)	(27.8)	(8.4)
Operating lease expenses paid by EPCO	--	(0.2)	(0.3)	(0.7)
Gains from asset sales and related transactions	130.6	(0.9)	156.0	44.4
General and administrative costs	(43.5)	(53.9)	(181.8)	(204.8)
Operating income	$909.2	$505.4	$2,859.1	$2,147.2

Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,277	2,524	2,284	2,322
NGL fractionation volumes (MBPD)	617	526	575	485
Equity NGL production (MBPD)	112	117	116	121
Fee-based natural gas processing (MMcf/d)	4,080	3,337	3,820	2,932
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	13,164	11,511	13,231	11,482
Onshore Crude Oil Pipelines & Services
Crude oil transportation volumes (MBPD)	680	645	678	670
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,060	1,117	1,065	1,242
Crude oil transportation volumes (MBPD)	282	304	279	320
Platform natural gas processing (MMcf/d)	381	415	405	513
Platform crude oil processing (MBPD)	18	18	17	17
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	106	87	101	89
Propylene fractionation volumes (MBPD)	75	74	73	77
Octane additive and other plant production volumes (MBPD)	17	20	16	16
Transportation volumes, primarily refined products and petrochemicals (MBPD)	732	859	759	869
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	3,971	4,332	4,000	4,181
Natural gas transportation volumes (BBtus/d)	14,224	12,628	14,296	12,724
Equivalent transportation volumes (MBPD) (2)	7,714	7,655	7,762	7,529

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.			Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Distributable Cash Flow
($ in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010 (1)	2011	2010 (1)
Net income attributable to partners	$721.1	$159.8	$2,046.9	$1,266.7
Adjustments to GAAP net income attributable to partners to derive non-GAAP distributable cash flow:
Depreciation, amortization and accretion	267.8	276.0	1,007.0	980.2
Operating lease expenses paid by EPCO	--	0.2	0.3	0.7
Distributions received from unconsolidated affiliates	33.9	45.9	156.4	128.2
Equity in income of unconsolidated affiliates	(10.5)	(18.8)	(46.4)	(69.0)
Sustaining capital expenditures	(78.6)	(62.9)	(296.4)	(240.3)
Cash payments to settle asset retirement obligations	(1.0)	(1.6)	(3.3)	(11.2)
Gains from asset sales and related transactions	(130.3)	(1.3)	(155.7)	(46.7)
Proceeds from asset sales and related transactions	593.3	16.3	1,033.8	105.9
Return of an investment in an unconsolidated affiliate or related transaction	3.4	--	3.4	--
Monetization of derivative instruments	--	--	(23.2)	1.3
Net income attributable to noncontrolling interest – Duncan (2)	--	10.3	20.9	37.1
Net income attributable to noncontrolling interest – Enterprise public unitholders pre-Holdings Merger	--	113.0	--	113.0
Distribution to be paid to Duncan unitholders with respect to period (3)	--	(10.6)	(21.4)	(42.3)
Other miscellaneous adjustments to derive distributable cash flow	10.3	44.9	14.2	32.8
Distributable cash flow	1,409.4	571.2	3,736.5	2,256.4
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Sustaining capital expenditures	78.6	62.9	296.4	240.3
Cash payments to settle asset retirement obligations	1.0	1.6	3.3	11.2
Proceeds from asset sales and related transactions	(593.3)	(16.3)	(1,033.8)	(105.9)
Return of an investment in an unconsolidated affiliate or related transaction	(3.4)	--	(3.4)	--
Monetization of derivative instruments	--	--	23.2	(1.3)
Net income attributable to noncontrolling interests	4.7	129.5	41.4	175.6
Net income attributable to noncontrolling interest – Duncan (2)	--	(10.3)	(20.9)	(37.1)
Net income attributable to noncontrolling interest – Enterprise public unitholders pre-Holdings Merger	--	(113.0)	--	(113.0)
Distribution to be paid to Duncan unitholders with respect to period (3)	--	10.6	21.4	42.3
Miscellaneous non-cash and other amounts to reconcile distributable cash flow with net cash flows provided by operating activities	--	(1.4)	(0.5)	4.9
Net effect of changes in operating accounts	205.3	221.4	266.9	(202.1)
Operating cash flows for the periods prior to the effective date of the Holdings merger attributable to standalone amounts of Holdings and EPGP	--	--	--	28.7
Net cash flows provided by operating activities	$1,102.3	$856.2	$3,330.5	$2,300.0

(1)   Distributable cash flow for periods prior to the Holdings Merger is calculated based on historical results of Enterprise.
(2)   Represents consolidated net income attributable to Duncan Energy Partners’ limited partner interests that were owned by parties other Enterprise prior to completion of the Duncan Merger on September 7, 2011.
(3)   Represents cash distributions paid to unitholders of Duncan Energy Partners (other than Enterprise) prior to completion of the Duncan Merger on September 7, 2011.

Enterprise Products Partners L.P.			Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA
($ in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net income	$725.8	$289.3	$2,088.3	$1,383.7
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Equity in income of unconsolidated affiliates	(10.5)	(18.8)	(46.4)	(62.0)
Distributions received from unconsolidated affiliates	33.9	45.9	156.4	191.9
Interest expense (including related amortization)	183.0	212.8	744.1	741.9
Provision for income taxes	1.1	6.0	27.2	26.1
Depreciation, amortization and accretion in costs and expenses	264.4	267.5	990.5	974.5
Adjusted EBITDA	1,197.7	802.7	3,960.1	3,256.1
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Interest expense	(183.0)	(212.8)	(744.1)	(741.9)
Provision for income taxes	(1.1)	(6.0)	(27.2)	(26.1)
Operating lease expenses paid by EPCO	--	0.2	0.3	0.7
Gains from asset sales and related transactions	(130.3)	(1.3)	(155.7)	(46.7)
Miscellaneous non-cash and other amounts to reconcile Adjusted EBITDA to net cash flows provided by operating activities	13.7	52.0	30.2	48.3
Net effect of changes in operating accounts	205.3	221.4	266.9	(190.4)
Net cash flows provided by operating activities	$1,102.3	$856.2	$3,330.5	$2,300.0